Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(2)

(Form Type)

UMB Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Debt	6.250% Fixed-to-Fixed Rate Subordinated Notes due 2032	457(r)	$110,000,000	100%	$110,000,000	$0.0000927	$10,197.00

Total Offering Amounts							$10,197.00

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$10,197.00